                                                                    Exhibit 99.1

[GRAPHIC OMITTED][GRAPHIC OMITTED]



NEWS FROM

925 Page Mill Road
Palo Alto, CA 94304
650-846-7500 phone
650-845-6507 fax
www.genencor.com
----------------

                                                   FOR MORE INFORMATION CONTACT:
                                                    Tom Rathjen, +1-650-846-7500


           GENENCOR REPORTS YEAR AND FOURTH QUARTER FINANCIAL RESULTS

  ~Record Quarter and Year Revenues - 9% Increase Compared to Full-Year 2002~

         Palo Alto, Calif., February 12, 2004 - Genencor International, Inc. (NASDAQ: GCOR) today reported that, for the full year ended December 31, 2003, total revenues increased by 9% to $383.2 million, compared to $350.1 million in 2002. Product revenues were $362.1 million, compared to $329.3 million for the same period in 2002. Fees and royalty revenues were $21.0 million in 2003 as compared to $20.7 million in the prior year. Net income available to common stockholders was $15.5 million, or $0.26 per diluted share, for the full year ended December 31, 2003, compared to a 2002 net loss applicable to common stockholders of $1.5 million, or $0.02 per diluted share. The 2002 results were impacted by restructuring and related charges of $16.4 million, or $10.3 million on an after-tax basis. Without those charges, the company would have reported net income available to common stockholders of $8.9 million or $0.15 per diluted share for the full year ended December 31, 2002. For 2003, Genencor generated $32.3 million in operating income and $37.7 million in cash flow from operations.

Genencor Reports Year-End And Fourth Quarter Results - Page 1 of 10

         For the quarter ended December 31, 2003, total revenues were a record $97.0 million, compared to $88.1 million for the fourth quarter of 2002. Product revenues increased 12% over the fourth quarter in 2002 to $92.6 million. Fees and royalty revenues were $4.4 million in the fourth quarter of 2003 compared to $5.8 million in the same 2002 period. Net income available to common stockholders was $2.8 million, or $0.04 per diluted share, compared to a net loss applicable to common stockholders of $2.7 million, or $0.05 per diluted share for the fourth quarter of 2002. Genencor increased its investment in research and development by 5% to $20.9 million in the fourth quarter of 2003 as compared to $19.9 million in the same period in 2002.
         "The company demonstrated its financial strength and discipline by ending 2003 with $167 million in cash, even after investing over $200 million in research and development and paying down $56 million in debt over the past three years," said Raymond Land, senior vice president and chief financial officer of Genencor. "The primary source of these funds was the solid financial performance of our Bioproducts operations. Our 2003 cash flow was also enhanced by a reduction in our general and administrative expenses and the focusing of our health care portfolio. This financial strength and discipline allows us to be more selective in business collaborations, provides funds for business growth and provides a cushion against unfavorable financial events. As a result, Genencor continues to provide investors with an attractive investment opportunity in the bright future of industrial and health care biotechnology."

FINANCIAL RESULTS BY SEGMENT
         The Bioproducts segment develops and delivers products and services for the industrial, consumer and agri-processing markets to a global customer base. All of the company's current product revenues are derived from this segment. For the three months ended December 31, 2003, the Bioproducts segment achieved operating income of $13.2 million as compared to operating income of $11.0 million for the fourth quarter of 2002. For the twelve months ended December 31, 2003, the Bioproducts segment achieved operating income of $65.4 million as compared to operating income of $44.6 million for the same period in 2002. In the 2002 period, Bioproducts recorded restructuring and related costs of $16.4 million. Before these restructuring and related costs, the segment would have reported operating income of $61.0 million for the twelve months ended December 31, 2002.
         The Health Care segment is primarily engaged in the performance of research and development, securing intellectual property and the establishment of strategic investments and

Genencor Reports Year-End And Fourth Quarter Results - Page 2 of 10 collaborations in support of our product objectives in the health care market. For the fourth quarter of 2003, the Health Care segment experienced an operating loss of $9.0 million as compared to an operating loss of $11.0 million for the same period in 2002. For the twelve months ended December 31, 2003, the Health Care segment experienced an operating loss of $33.6 million as compared to an operating loss of $40.9 million for the same period in 2002.

BUSINESS UPDATE
         "We are pleased by our accomplishments in 2003, including record product revenues, impressive growth in our core Bioproducts business and improved financial performance, including a 74% increase in 2003 net income available to common stockholders (without the 2002 restructuring and related charges). In addition, Genencor has achieved success in advancing the Health Care segment and made progress with several emerging growth opportunities," said Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor. "Ending the fourth quarter of 2003 on such a strong note bodes well for a promising 2004," said Bienaime.

Bioproducts
         Genencor's Bioproducts segment continued its steady growth in both the fourth quarter and full year in 2003, setting all time company revenue records in both periods. While sales growth in the fourth quarter of 2003 was fueled largely by the textile and food, feed and specialties markets, the full year saw U.S. dollar expansion in nearly all sectors.
         Genencor's cleaning business remained steady throughout 2003, highlighted by the 20th anniversary celebration of the company's collaborative relationship with Procter & Gamble. The two companies extended their long-standing collaboration for the continued creation of innovative new products primarily for the cleaning industry.
         With the successful integration of Rhodia's brewing and specialty enzyme business, Genencor enjoyed significant growth in the food, feed and specialties markets. As a result of the acquisition at the end of 2002, key personnel were added to Genencor's roster, helping to facilitate expansion into new food, feed and specialties markets. In the specialties market, Genencor scientists, working closely with the UK's Health Protection Agency (HPA), continued development of a promising enzymatic process to inactivate prions, the causative agent for mad cow disease.
         The textile business enjoyed robust growth in 2003, with business in the Asia Pacific region as a major contributor to revenue expansion. "Stonewashed" denim, which utilizes an enzymatic process, continues to be a popular fashion trend throughout the region.

Genencor Reports Year-End And Fourth Quarter Results - Page 3 of 10

         In the grain processing business, the demand for fuel ethanol continued to grow, with Genencor well positioned to provide innovative new products for this expanding market.
         Emerging Growth Opportunities: The Bioproducts segment remains very encouraged by the progress being made in its emerging growth opportunities, including personal care, biomaterials, Silicon Biotechnology(TM), and biomass conversion. In personal care, sample ingredients have been delivered to several potential partners for use in oral, skin and hair care product evaluations. Collaboration discussions continue with key consumer product companies. The EPA's Green Chemistry Award was presented to Genencor and DuPont for their collective work in creating a bioprocess for the manufacture of 1,3 propanediol, the key monomer used in DuPont's polymer Sorona(R). Biosensors are a focal point for Silicon Biotechnology(TM), Genencor's joint project with Dow Corning. Progress continues on new platforms, including nanobiotechnology, which are expected to yield novel products in the future. Based upon the success achieved with its research project with the Department of Energy's National Renewable Energy Laboratory (NREL), Genencor has been chosen by Cargill Dow LLC to supply the enzyme systems for a commercialization project involving biomass conversion. In its work with NREL, Genencor exceeded the goal of a ten-fold improvement in the economics of converting agricultural waste (biomass) into fermentable sugars, which can then be processed into products such as biofuels, plastics and chemicals.

Update on Warehouse Inventory Loss
----------------------------------
         As previously announced, Genencor sustained damage to its finished bioproducts inventory in the second quarter of 2003 as a result of an accident in a third party warehouse in Rotterdam, the Netherlands. Consequently, through December 31, 2003, Genencor reduced its inventories by approximately $7.7 million to reflect the estimated amount of product that was lost and recorded approximately $5.0 million of other costs as a receivable from its insurer. Of this amount, Genencor has received cash payments of approximately $4.9 million from its insurer.
In addition, there are certain accident-related reduced profits and additional costs that are reflected in the results of operations for 2003. While Genencor continues to believe that these reduced profits and additional costs will be subject to insurance recovery, the company is unable to estimate the ultimate amount of the recovery at this time. Genencor does not expect to sustain a net financial loss as a result of the accident.

Genencor Reports Year-End And Fourth Quarter Results - Page 4 of 10

Health Care
-----------
         In 2003, Genencor's Health Care business successfully achieved two key objectives, filing its first investigational new drug (IND) application with the FDA to enable Phase I clinical testing of its Hepatitis B (HBV) immunotherapeutic product candidate, and opening its cGMP facility in Rochester, New York. With the IND filed, Genencor expects Phase I clinical trials of this candidate to begin in the first quarter of 2004. Construction of Genencor's new Rochester facility was completed in the third quarter of 2003, as an internal resource for the clinical scale manufacturing of human therapeutics. Products from the cGMP site are expected to be utilized in the preclinical and clinical studies of new drug candidates within Genencor's emerging pipeline.
         During the past year, Genencor focused its Health Care R&D programs to further concentrate on the core competencies of protein engineering and targeting. Our scientists have made compelling progress in creating highly targeted cancer therapy leads based on an enzyme prodrug platform licensed from Seattle Genetics, Inc. and enhanced with other technologies. Designed to widen the therapeutic window by concentrating an active chemotherapeutic drug at the tumor site, Genencor's lead molecules based on the Antibody Directed Enzyme Prodrug Therapy (ADEPT) platform yielded impressive efficacy and toxicity data in initial preclinical studies in vivo. Advancing an oncology product candidate into IND-enabling development is expected in the first half of 2004.
         With the objective of creating a biotherapeutics pipeline to address unmet medical needs, Genencor's Heath Care team continues to evaluate appropriate in-licensing opportunities in development-stage molecules that would supplement and complement its internal pipeline.

2004 GUIDANCE
         Genencor anticipates furthering its investment in research and development for the full year 2004 to the range of $75 million to $80 million. Total revenues for 2004 are estimated to be in the range of $390 million to $410 million. Operating income is expected to be in the $31 million to $34 million range. Genencor estimates net income available to common stockholders of between $16 million and $19 million, or between $0.26 and $0.30 earnings per diluted share in 2004. As the year progresses, Genencor will provide updates to its annual guidance as appropriate in its quarterly earnings releases. Genencor does not provide quarterly guidance.

Genencor Reports Year-End And Fourth Quarter Results - Page 5 of 10

ABOUT GENENCOR
         Genencor International, Inc. (www.genencor.com) is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agri-processing, industrial and consumer markets. Using an integrated set of technology platforms, Genencor's products deliver innovative and sustainable solutions to many of the problems of everyday life.
         Genencor traces its history to 1982 and has grown to become a leading biotechnology company, with over $383 million in year 2003 annual revenues. Genencor has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.

                                      # # #


This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "may," "might" and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Some important factors that could cause actual results to differ include dependence on the efforts of third parties; dependence on new and uncertain technology and its uncertain application to new business ventures; regulatory actions or delays, or uncertainties related to product development, testing or manufacturing; ability to form and maintain strategic alliances; ability to complete certain transactions and realize anticipated benefits from acquisitions; dependence on certain intellectual property rights of both Genencor and third parties; the competitive nature of Genencor's industry and risks of obsolescence of certain technology; and the high risk nature of efforts to develop viable products for the health care market including the possibility that clinical or preclinical testing may reveal unsuccessful results or undesirable side effects. These and other risk factors are more fully discussed in Genencor's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. The forward-looking statements contained in this release represent the judgment of Genencor as of the date of this report. Genencor disclaims, however, any intent or obligation to update any forward-looking statements.

CONFERENCE CALL INFORMATION
You are invited to listen to Genencor's year-end and fourth quarter financial results conference call that will be broadcast live over the Internet on February 12 at 5:00 p.m., EST, with Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor, and Raymond J. Land, senior vice president and chief financial officer of Genencor. The company will discuss forward-looking information and review financial results on this call. To access the webcast,

Genencor Reports Year-End And Fourth Quarter Results - Page 6 of 10 please log on to the Internet at http://www.shareholder.com/genencor/medialist.cfm. Please connect to the website at least 15 minutes prior to the call to ensure adequate time to register and log on. The webcast will be made available at this URL, as well as posted to the "Investor Relations" section of Genencor's website, www.genencor.com. You may also dial-in to the conference call at 800-450-0788 (domestic) or 612-332-0923 (international.) Please call in approximately ten minutes before the call is scheduled to begin.


Genencor Reports Year-End And Fourth Quarter Results - Page 7 of 10

                 GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                      DECEMBER 31,                    DECEMBER 31,
                                                               ------------------------        --------------------------
                                                                 2003            2002            2003             2002
                                                               --------        --------        ---------        ---------
                                                                    (unaudited)
Revenues:
      Product revenue                                          $ 92,566        $ 82,388        $ 362,143        $ 329,337
      Fees and royalty revenues                                   4,444           5,751           21,019           20,741
                                                               --------        --------        ---------        ---------
      Total revenues                                             97,010          88,139          383,162          350,078

Operating expenses:
      Cost of products sold                                      52,760          47,899          207,483          186,383
      Research and development                                   20,926          19,888           72,534           70,190
      Sales, marketing and business development                   9,814           9,026           33,735           33,027
      General and administrative                                  9,830           9,549           33,559           34,635
      Amortization of intangible assets                           1,378           1,574            5,682            5,563
      Restructuring and related charges                            -                  5                -           16,427
      Other (income)/expense                                     (2,489)           (113)          (2,081)          (3,409)
                                                               --------        --------        ---------        ---------
      Total operating expenses                                   92,219          87,828          350,912          342,816

Operating income                                                  4,791             311           32,250            7,262

Non operating expenses/(income):
      Investment expense                                              -           1,500            1,018            1,500
      Interest expense                                            1,539           2,028            6,667            8,587
      Interest income                                              (956)         (1,148)          (3,960)          (5,207)
                                                               --------        --------        ---------        ---------
      Total non operating expenses/(income)                         583           2,380            3,725            4,880
                                                               --------        --------        ---------        ---------

Income/(loss) before income taxes                                 4,208          (2,069)          28,525            2,382

(Benefit from)/provision for income taxes                          (362)         (1,190)           5,717           (3,415)
                                                               --------        --------        ---------        ---------

Net income/(loss)                                              $  4,570        $   (879)       $  22,808        $   5,797
                                                               ========        ========        =========        =========

Net income available/(loss applicable)
       to holders of common stock                              $  2,751        $ (2,698)       $  15,533        $  (1,478)
                                                               ========        ========        =========        =========

Earnings/(loss) per common share:
      Basic                                                    $   0.05        $  (0.05)       $    0.26        $   (0.02)
                                                               ========        ========        =========        =========
      Diluted                                                  $   0.04        $  (0.05)       $    0.26        $   (0.02)
                                                               ========        ========        =========        =========

Weighted average common shares:
      Basic                                                      59,104          58,381           58,767           59,257
                                                               ========        ========        =========        =========
      Diluted                                                    61,831          58,721           60,680           59,575
                                                               ========        ========        =========        =========

Genencor Reports Year-End And Fourth Quarter Results - Page 8 of 10

                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)





                                                                                 DECEMBER 31,         DECEMBER 31,
                                                                                     2003                 2002
                                                                                   --------             --------

ASSETS
Current assets:
     Cash and cash equivalents                                                     $166,551             $169,001
     Other current assets                                                           158,661              133,360
                                                                                   --------             --------
               Total current assets                                                 325,212              302,361
Property, plant and equipment, net                                                  232,902              217,110
Goodwill                                                                             29,380               29,384
Intangible assets, net                                                               47,075               45,898
Other assets                                                                         77,853               60,169
                                                                                   --------             --------
Total assets                                                                       $712,422             $654,922
                                                                                   ========             ========


LIABILITIES, REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities                                                                $102,168             $ 99,318
Long-term debt and capital lease obligations                                         65,308               90,887
Other long-term liabilities                                                          32,259               26,710
                                                                                   --------             --------
               Total liabilities                                                    199,735              216,915
                                                                                   --------             --------

Redeemable preferred stock                                                          177,025              169,750

Stockholders' equity                                                                335,662              268,257
                                                                                   --------             --------
Total liabilities, redeemable preferred stock and
stockholders' equity                                                               $712,422             $654,922
                                                                                   ========             ========


Genencor Reports Year-End And Fourth Quarter Results - Page 9 of 10

                 GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                              SEGMENT INFORMATION
                             (AMOUNTS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED DECEMBER 31, 2003 (UNAUDITED)
-----------------------------------------------------------------------------------------------------------
                                                                 Segment        Corporate      Consolidated
                              Bioproducts     Health Care       Subtotal        and Other         Totals
-----------------------------------------------------------------------------------------------------------
Product revenue                 $ 92,566        $   -           $ 92,566        $    -           $ 92,566
Fees and royalty revenues          4,444            -              4,444             -              4,444
Total revenues                    97,010            -             97,010             -             97,010
Research and development          13,528          7,398           20,926             -             20,926
Operating income/(loss)           13,198         (9,023)           4,175            616             4,791


-----------------------------------------------------------------------------------------------------------
FOR THE THREE MONTHS ENDED DECEMBER 31, 2002 (UNAUDITED)
-----------------------------------------------------------------------------------------------------------
                                                                 Segment        Corporate      Consolidated
                              Bioproducts     Health Care       Subtotal        and Other         Totals
-----------------------------------------------------------------------------------------------------------
Product revenue                 $ 82,388        $   -           $ 82,388        $    -           $ 82,388
Fees and royalty revenues          5,751            -              5,751             -              5,751
Total revenues                    88,139            -             88,139             -             88,139
Research and development          12,161          7,727           19,888             -             19,888
Operating income/(loss)           11,014        (11,003)              11            300               311

-----------------------------------------------------------------------------------------------------------
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003
-----------------------------------------------------------------------------------------------------------
                                                                 Segment        Corporate      Consolidated
                              Bioproducts     Health Care       Subtotal        and Other         Totals
-----------------------------------------------------------------------------------------------------------
Product revenue                  $362,143       $   -           $362,143        $    -           $362,143
Fees and royalty revenues          20,594           425           21,019             -             21,019
Total revenues                    382,737           425          383,162             -            383,162
Research and development           45,687        26,847           72,534             -             72,534
Operating income/(loss)            65,372       (33,648)          31,724            526            32,250


-----------------------------------------------------------------------------------------------------------
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002
-----------------------------------------------------------------------------------------------------------
                                                                 Segment        Corporate      Consolidated
                              Bioproducts     Health Care       Subtotal        and Other         Totals
-----------------------------------------------------------------------------------------------------------
Product revenue                 $329,337        $   -           $329,337        $    -           $329,337
Fees and royalty revenues         20,666             75           20,741             -             20,741
Total revenues                   350,003             75          350,078             -            350,078
Research and development          40,844         29,346           70,190             -             70,190
Operating income/(loss)           44,564        (40,873)           3,691          3,571             7,262

Genencor Reports Year-End And Fourth Quarter Results - Page 10 of 10